                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)

                                 Lason, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                       (Title of Class of Securities) (1)

                                  51808R 10 7
                            --------------------

                               (CUSIP Number)


-------------------------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 51808R 10 7              13G             PAGE   2   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Robert A. Yanover
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         376,183 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   376,183 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  376,183 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.2
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   3   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Robert A. Yanover Living Trust u/a/d May 11, 1982
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [   ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         376,183 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   376,183 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  376,183 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.2
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00 (Trust)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   4   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Yanover Associates Limited Partnership
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [   ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Nevada
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         376,183 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   376,183 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  376,183 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.2
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00 (Limited Partnership)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   5   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Revonay, Inc.
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [   ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Nevada
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         376,183 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   376,183 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  376,183 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.2
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   6   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Colin W. L. Armstong
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [   ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         314,297 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   314,297 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  314,297 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   7   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust Dated January 5, 1993
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [   ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         314,297 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   314,297 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  314,297 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00 (Trust)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   8   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust No. 2 Dated August 6, 1996
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [  ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         314,297 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   314,297 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  314,297 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00 (Trust)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   9   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Allen J. Nesbitt
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [  ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         526,790 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   526,790 (See Item 4)
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   526,790 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.5
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   10   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Allen J. Nesbitt Living Trust Dated December 7, 1994
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [   ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Michigan
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         526,790 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   526,790 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  526,790 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.5%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00 (Trust)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   11   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Robert S. Pavlock
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [  ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         163,616 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   163,616 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  163,616 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.4%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP NO. 51808R 10 7              13G             PAGE   12   OF   23   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   James A. Nesbitt and Jennifer Rebecca Nesbitt Irrevocable Trust Effective as of January 1, 1996
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [  ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Michigan
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         163,616 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   163,616 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  163,616 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.4%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00 (Trust)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

CUSIP No. 51808R 10 7                   13G             Page 13 of 23 Pages

ITEM 1            ISSUER:

             (A)  NAME

                  Lason, Inc. ("the Company")

             (b)  ADDRESS

                  1305 Stephenson Highway
                  Troy, Michigan  48083

ITEM 2            PERSONS FILING:

             (A)  NAMES OF PERSONS FILING:

                  This statement is filed jointly by each of the
                  following persons pursuant to Rule  13d-(1)(f)
                  promulgated by the Securities and Exchange Commission (the "SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Yanover Associates Limited Partnership ("YALP"), (ii) Revonay, Inc ("Revonay") as general partner of YALP, (iii) Robert A. Yanover Living
                  Trust u/a/d May 11, 1982 (the "RAY Trust") as the limited partner of YALP, (iv) Robert A. Yanover ("Yanover"), as trustee of the RAY Trust, (iii) Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993 (the "J. Yanover Trust"), (iv) Joseph Jonathan
                  Yanover and Jennifer D. Yanover Irrevocable Trust No. 2 Dated August 6, 1996 (the "J. Yanover Trust No. 2"), (v) Colin W.L. Armstrong ("Armstrong") as trustee of the J. Yanover Trust and the J. Yanover Trust No. 2, (vi) the Allen
                  J. Nesbitt Living Trust Dated December 7, 1994 (the "AJN Trust"), (vii) Allen J. Nesbitt ("Nesbitt") as trustee of the AJN Trust, (viii) James A. Nesbitt and Jennifer Rebecca Nesbitt Irrevocable Trust Effective as of January 1, 1996 (the "JAN Trust"), and (ix) Robert S. Pavlock ("Pavlock") as trustee of the JAN Trust. The RAY Trust, YALP, Revonay, Yanover, the J. Yanover Trust, the J. Yanover Trust No. 2, Armstrong, the AJN Trust, Nesbitt, the JAN Trust and Pavlock are sometimes referred to herein individually as a
                  "Reporting Person" and   collectively  as the "Reporting
                  Persons."

                  Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information by another Reporting Person. By their signature on this statement, each of the Reporting Persons agrees that this statement is filed on behalf of such Reporting Person.

                  The Reporting Persons and the other parties to the Voting Agreement (as defined in Item 4), prior to its termination on August 22, 1997, may have been deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting

CUSIP No. 51808R 10 7                   13G             Page 14 of 23 Pages

                  Persons expressly disclaim that they have agreed while the Voting Agreement was in effect or thereafter to act as a group other than as described in this statement.

CUSIP No. 51808R 10 7                   13G             Page 15 of 23 Pages

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, IF NONE, RESIDENCE

                  RAY Trust and Yanover:                  133 Quayside Drive
                                                          Jupiter, Florida  33477

                  YALP:                                   3773 Howard Hughes Parkway
                                                          Third Floor South
                                                          Las Vegas, Nevada  89101

                  Revonay:                                300 South Fourth Street
                                                          Suite 1100
                                                          Las Vegas, Nevada  89101

                  J. Yanover Trust, J. Yanover            11243-6 St. John's Industrial Parkway South
                  Trust No. 2 and Armstrong:              Jacksonville, Florida  32246


                  AJN Trust and Nesbitt:                  28400 Schoolcraft
                                                          Livonia, Michigan  48150

                  JAN Trust and Pavlock:                  27777 Franklin Road #1540
                                                          Southfield, Michigan  48034

         (C)      CITIZENSHIP

                  RAY Trust, J. Yanover Trust
                  and J. Yanover Trust No. 2:             Florida Trusts

                  AJN Trust and JAN Trust:                Michigan Trusts

                  YALP                                    Nevada Limited Partnership

                  Revonay                                 Nevada Corporation

                  Yanover, Armstrong, Nesbitt
                   and Pavlock:                           U.S. Citizens

         (D)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $.01 per share ("Common Stock")

         (E)      CUSIP NO.

                                       15

CUSIP No. 51808R 10 7                   13G             Page 16 of 23 Pages

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE
         PERSON FILING IS A:

         This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

ITEM 4   OWNERSHIP:

         (A)  AMOUNT BENEFICIALLY OWNED:

              The shares of Common Stock (the "Shares") of Lason, Inc. (the
              "Company") covered by this statement include 376,183 shares held by YALP, of which Revonay is the general partner and the RAY Trust
              (of which Yanover is the trustee), is the limited partner, 314,297 shares held by the J. Yanover Trust of which Armstrong is the trustee, no shares held by the J. Yanover Trust No. 2 of which Armstrong is the Trustee, no shares of which Armstrong has the right to direct the disposition of; 526,790 shares held by the AJN
              Trust, of which Nesbitt is the trustee; and 163,696 shares held by the JAN Trust of which Pavlock is the trustee. The RAY Trust, YALP, the AJN Trust, the JAN Trust, Yanover, Nesbitt and Golder,
              Thoma, Cressey, Rauner Fund IV, L.P. (the "Fund"), were parties to a Voting Agreement dated as of October 7, 1996 (the "Voting
              Agreement") which terminated effective August 22, 1997.
              Accordingly, although prior to August 22, 1997, the Reporting
              Persons and the Fund may have been deemed a "group" for purposes of Section 13d-3 of the Act as a result of the Voting Agreement, effective August 22, 1997, the Reporting Persons and the Fund are no longer deemed to be a "group" for purposes of Section 13d-3 of the Act.

         (B)  PERCENT OF CLASS:  (Based on 11,637,640 shares outstanding as of December 31,
              1997)

              YALP, Revonay, RAY Trust and Yanover:    3.2%

              J. Yanover Trust, J. Yanover
              Trust No. 2 and Armstrong:               2.7%

              AJN Trust and Nesbitt:                   4.5%

              JAN Trust and Pavlock:                   1.4%

         (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)      Sole power to vote or to direct the vote:

                       YALP, Revonay, RAY Trust
                       and Yanover:                       None

                       J. Yanover Trust, J. Yanover



CUSIP No. 51808R 10 7                   13G             Page 17 of 23 Pages


                           Trust No. 2 and Armstrong:         None

                           AJN Trust and Nesbitt:             None

                           JAN Trust and Pavlock:             None

                           (See Item 4(a))

                  (ii)     Shared power to vote or to direct the vote:

                           YALP, Revonay, Ray Trust
                           and Yanover:                       376,183

                           J. Yanover Trust, J. Yanover
                           Trust No. 2 and Armstrong:         314,297

                           AJN Trust and Nesbitt:             526,790

                           JAN Trust and Pavlock:             163,696

                           (See Item 4(a))

                  (iii)    Sole power to dispose or to direct the disposition of:


                           Ray Trust and Yanover:             None

                           Armstrong:                         None

                           J. Yanover Trust and
                           J. Yanover Trust No. 2:            None

                           AJN Trust and Nesbitt:             None

                           JAN Trust and Pavlock:             None

                           (See Item 4(a))

                  (iv)     Shared power to dispose or to direct the disposition of:


                           YALP, Revonay, RAY Trust
                           and Yanover:                       376,183

                           J. Yanover Trust, J. Yanover
                           Trust No. 2 and Armstrong:         314,297

CUSIP No. 51808R 10 7                   13G             Page 18 of 23 Pages


           AJN Trust and Nesbitt:              526,709

           JAN Trust and Pavlock:              163,696

           (See Item 4(a))


ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is filed to report the fact that as of the date hereof, each of the
             Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable.

ITEM 7       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
             BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not applicable.

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable.

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.

ITEM 10      CERTIFICATION:

             Not applicable.


CUSIP No. 51808R 10 7                   13G             Page 19 of 23 Pages


                                    EXHIBITS


Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 51808R 10 7                   13G             Page 20 of 23 Pages

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 13, 1997


                                         YANOVER ASSOCIATES LIMITED PARTNERSHIP

                                         By:  Revonay, Inc., General Partner

                                         By: /s/ Robert A. Yonover
                                            -----------------------------------
                                              Robert A. Yanover, President

                                         REVONAY, INC.

                                         By: /s/ Robert A. Yonover
                                            -----------------------------------
                                              Robert A. Yanover, President

                                         ROBERT A. YANOVER LIVING TRUST
                                         U/A/D MAY 11, 1982

                                         By: /s/ Robert A. Yonover
                                            -----------------------------------
                                              Robert A. Yanover, Trustee

                                         JOSEPH JONATHAN YANOVER AND
                                         JENNIFER D. YANOVER IRREVOCABLE
                                         TRUST DATED JANUARY 5, 1993

                                         By: /s/ Colin W.L. Armstrong
                                            -----------------------------------
                                              Colin W.L. Armstrong

                                         JOSEPH JONATHAN YANOVER AND
                                         JENNIFER D. YANOVER IRREVOCABLE TRUST
                                         NO. 2

                                         By: /s/ Colin W.L. Armstrong
                                            -----------------------------------
                                              Colin W.L. Armstrong

CUSIP No. 51808R 10 7                   13G             Page 21 of 23 Pages

                                         ALLEN J. NESBITT LIVING TRUST
                                         DATED DECEMBER 7, 1994

                                         By: /s/ Allen J. Nesbitt
                                            -----------------------------------
                                              Allen J. Nesbitt

                                          JAMES A. NESBITT AND JENNIFER REBECCA
                                          NESBITT IRREVOCABLE TRUST EFFECTIVE AS
                                          OF JANUARY 1, 1996 FOR THE BENEFIT OF
                                          JAMES A. NESBITT

                                          By: /s/ Robert S. Pavlock
                                            -----------------------------------
                                              Robert S. Pavlock


                                               /s/ Robert A. Yanover
                                              ---------------------------------
                                                 Robert A. Yanover

                                               /s/ Allen J. Nesbitt
                                              ---------------------------------
                                                 Allen J. Nesbitt

                                               /s/ Robert S. Pavlock
                                              ---------------------------------
                                                 Robert S. Pavlock

                                               /s/ Colin W. L. Armstrong
                                              ---------------------------------
                                                 Colin W. L. Armstrong

CUSIP No. 51808R 10 7                   13G             Page 22 of 23 Pages

                                    EXHIBIT I


                       SCHEDULE 13G JOINT FILING AGREEMENT

     The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

     (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

     (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


DATED:  February 13, 1997

                               YANOVER ASSOCIATES LIMITED PARTNERSHIP


                               By:   Revonay, Inc., General Partner

                               By: /s/ Robert A. Yanover
                                  ----------------------------------------
                                     Robert A. Yanover, President

                               REVONAY, INC.

                               By: /s/ Robert A. Yanover
                                  ----------------------------------------
                                     Robert A. Yanover, President

                               ROBERT A. YANOVER LIVING TRUST
                               U/A/D MAY 11, 1982

                               By: /s/ Robert A. Yanover
                                  -----------------------------------------
                                      Robert A. Yanover, Trustee

CUSIP No. 51808R 10 7                   13G             Page 23 of 23 Pages


                               JOSEPH JONATHAN YANOVER AND
                               JENNIFER D. YANOVER IRREVOCABLE
                               TRUST DATED JANUARY 5, 1993

                               By: /s/ Colin W.L. Armstrong
                                  ---------------------------------
                                      Colin W.L. Armstrong

                               JOSEPH JONATHAN YANOVER AND
                               JENNIFER D. YANOVER IRREVOCABLE
                               TRUST NO. 2

                               By: /s/ Colin W.L. Armstrong
                                  ---------------------------------
                                      Colin W.L. Armstrong

                               ALLEN J. NESBITT LIVING TRUST
                               DATED DECEMBER 7, 1994

                               By: /s/ Allen J. Nesbitt
                                  ---------------------------------
                                      Allen J. Nesbitt

                               JAMES A. NESBITT AND JENNIFER REBECCA NESBITT IRREVOCABLE TRUST EFFECTIVE AS OF JANUARY 1, 1996 FOR THE BENEFIT OF JAMES A. NESBITT

                               By: /s/ Robert S. Pavlock
                                  ---------------------------------
                                      Robert S. Pavlock

                                       /s/ Robert A. Yanover
                                      -----------------------------
                                           Robert A. Yanover

                                       /s/ Allen J. Nesbitt
                                      -----------------------------
                                           Allen J. Nesbitt

                                       /s/ Robert S. Pavlock
                                      -----------------------------
                                           Robert S. Pavlock

                                       /s/ Colin W.L. Armstrong
                                      -----------------------------
                                           Colin W.L. Armstrong